Exhibit 99.1
Sable Offshore Corp. Provides Corporate Update
Houston, TX — Sable Offshore Corp. (“Sable,” or the “Company”) (NYSE: SOC) today provided a corporate update on current operational, legal and financial matters.
Operational Updates
The previously announced resumption of oil transportation through Segments 324 and 325 of the Santa Ynez Pipeline System (“SYPS”) was executed in compliance with all applicable safety standards through our comprehensive pipeline integrity management program. Sable is pleased with its operational performance across the Santa Ynez Unit and the SYPS during this critical period. Sable is also proud to create new, well-paying jobs for the people of California and throughout America.
•The 40 wells currently online at Platform Harmony and Platform Heritage are producing an average of 750 gross barrels of oil per day per well. Once all 74 production wells on these two platforms are online, Sable expects the average production per well to be approximately 700 gross barrels of oil per day.
•Sable expects Platform Hondo to come online in June 2026 with an estimated fully ramped production rate of approximately 10,000 gross barrels of oil per day.
•Capital spend across Sable’s assets is expected to be approximately $180 million from April 2026 through December 2026 as the Company focuses on facility upgrades, maintenance capex, and low-cost production optimization operations.
Financial Updates
•The Company plans to consummate a debt refinancing of its Senior Secured Term Loan in the second quarter of 2026.
•In addition to our banking partners, Sable is in active discussions with the United States government on potential federal credit support options.
•Concurrent with the refinancing, Sable plans to implement a commodity hedging program focused on cash flow protection and upside preservation.
•To date, Sable has sold 7,000,634 shares of its common stock for gross proceeds of approximately $95.0 million through its ATM common stock issuance program.
Consent Decree Update
The United States Department of Justice has moved to terminate or modify the Consent Decree in the United States District Court, Central District of California. Sable is not a party to this litigation, but is participating in briefing related to the Consent Decree termination or modification, which is set to be heard on June 1, 2026.
Additional Legal Updates
Sable is coordinating with the federal government in various legal matters to defend its vested rights to operate its assets and ensure compliance with certain federal mandates, including the Defense Production Act. Sable is also actively pursuing damages and taking proactive legal action to curb state and county regulatory overreach.
•In the previously announced litigation against the California Coastal Commission (the “CCC”), Sable is actively pursuing damages of at least $347 million from the CCC.
•Sable is actively pursuing financial damages, expected to be in excess of $100 million, from the County of Santa Barbara for unlawfully withholding the transfer of certain permits to Sable from the prior operator.

Management Commentary
Jim Flores, Chairman and Chief Executive Officer, added “Sable is pleased to update its stakeholders on our tremendous progress following the invocation of the Defense Production Act. We are working tirelessly to provide American oil from American soil to consumers in California and the U.S. military and are proud to have produced over 1 million barrels from the Santa Ynez Unit to date. We look forward to achieving our financial objectives as we continue to operate in a safe and reliable manner to the benefit of all of our stakeholders.”
About Sable
Sable Offshore Corp. is an independent oil and gas company, headquartered in Houston, Texas, focused on responsibly developing the Santa Ynez Unit in federal waters offshore California. The Sable team has extensive experience safely operating in California.
Forward-Looking Statements
The information in this press release include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “continue,” “plan,” “forecast,” “predict,” “potential,” “future,” “outlook,” and “target,” the negative of such terms and other similar expressions are intended to identify forward- looking statements, although not all forward-looking statements will contain such identifying words. These statements are based on the current beliefs and expectations of Sable’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those described in the forward-looking statements. Factors that could cause Sable’s actual results to differ materially from those described in the forward-looking statements include: the ability to recommence full production of the SYU assets; the cost and time required therefor, and production levels once recommenced; availability of future financing; our ability to consummate a debt refinancing of our Senior Secured Term Loan and the timing and terms thereof; our financial performance; global economic conditions and inflation; increased operating costs; lack of availability of drilling and production equipment, supplies, services and qualified personnel; geographical concentration of operations; environmental and weather risks; regulatory changes and uncertainties; litigation, complaints and/or adverse publicity; privacy and data protection laws, privacy or data breaches, or loss of data; our ability to comply with laws and regulations applicable to our business; and other one-time events and other factors that can be found in Sable’s Annual Report on Form 10-K for the year ended December 31, 2025, which is filed with the Securities and Exchange Commission and is available on Sable’s website (www.sableoffshore.com) and on the Securities and Exchange Commission’s website (www.sec.gov). Except as required by applicable law, Sable undertakes no obligation to publicly release the result of any revisions to these forward-looking statements to reflect the impact of events or circumstances that may arise after the date of this press release.
Contacts
Investor Contact:
Harrison Breaud
Vice President, Finance & Investor Relations
IR@sableoffshore.com
713-579-8111
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